Exhibit 5.5

19 March 2007

By facsimile and e-mail

NXP B.V.

High Tech Campus 60,

5656 AG

Eindhoven,

The Netherlands

RE: NXP B.V. – Offers to Exchange Senior Secured Notes

Gentlemen:

We have acted as special Philippine counsel to NXP Semiconductors Philippines, Inc. (formerly Philips Semiconductors Philippines, Inc.), a corporation organized under Philippine law (the “Philippine Guarantor”), in connection with the proposed issuance by NXP B.V. and NXP Funding LLC of €1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 principal amount 9½% Senior Notes due 2015 (together, the “Exchange Notes”), for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9½% Senior Notes due 2015 (together, the “Outstanding Notes”) pursuant to the Senior Secured Indenture, dated as of October 12, 2006 among NXP B.V., NXP Funding LLC, the Guarantors (as defined therein), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Morgan Stanley Senior Funding, Inc., as global collateral agent, and Mizuho Corporate Bank, Ltd., as Taiwan collateral agent, and the Senior Unsecured Indenture, dated as of October 12, 2006, among NXP B.V., NXP Funding LLC, the Guarantors and the Trustee (together, the “Indentures”) ..

In our capacity as such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.                                       Certified True Copy of the Amended Articles of Incorporation of the Philippine Guarantor;

2.                                       Original Certificate of Good Standing of the Philippine Guarantor issued by the Philippine Securities and Exchange Commission on 18 January 2007;

3.                                       Original Secretary’s Certificate dated 26 September 2006 of the Resolutions of the Board of Directors and Shareholders approved and adopted on 22 September 2006, which, among others, authorized the Philippine Guarantor to execute the Indentures; and

4.                                       Certification from the Corporate Secretary of the Philippine Guarantor confirming that the Resolutions of the Board of Directors and the Shareholders approved and adopted on 22 September 2006, remain valid and subsisting.

Based on the foregoing, we are of the opinion that:

(i) the Philippine Guarantor has been duly organized and is validly existing as a corporation under Philippine law; and

(ii) the Philippine Guarantor has duly authorized, executed and delivered the Indentures.

This opinion is intended solely for the use of the addressee and the holders of the Exchange Notes. It may not be relied upon by any other person for any other purpose.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors.

We are admitted to practice in the Philippines.

Very truly yours,

POBLADOR BAUTISTA & REYES

By:

ALEXANDER J. POBLADOR

RAYMUND MARTIN C. RODRIGUEZ

MARIE CECILE ROQUE-QUINTOS